As filed with the Securities and Exchange Commission on August 3, 2005

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

POORE BROTHERS, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	86-0786101
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3500 South La Cometa Drive
Goodyear, Arizona  85338

(Address of Principal Executive Offices, including zip code)

POORE BROTHERS, INC. 1995 STOCK OPTION PLAN

(Full title of the plans)

Thomas W. Freeze
President, Chief Executive Officer
Poore Brothers, Inc.
3500 South La Cometa Drive
Goodyear, Arizona  85338
Telephone:  (623) 932-6200

(Name, address, and telephone number, including area code, of agent for service)

Calculation of Registration Fee

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $.01 par value share:	89,482	$3.09	$276,499.38	$32.54

(1)          Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares that may be issuable in connection with share splits, share dividends or similar transactions.

(2)          Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act, based on the exercise price per share of outstanding option grants.

EXPLANATORY NOTE

In accordance with General Instruction E of Form S-8, this Registration Statement is being filed by the Registrant for the purpose of registering an additional 89,482 shares of the Registrant’s Common Stock reserved for issuance upon the exercise of stock options granted or available for grant under the Poore Brothers, Inc. 1995 Stock Option Plan (the “Plan”).  The Registrant currently has:  (i) an effective Registration Statement filed on Form S-8 (File No. 333-26117) filed with the Securities and Exchange Commission (the “Commission”) on April 29, 1997, covering 1,500,000 shares of Common Stock reserved for issuance upon the exercise of stock options granted or available for grant under the Plan; (ii) an effective Registration Statement filed on Form S-8 (File No. 333-48692) filed with Commission on October 26, 2000, covering an additional 500,000 shares of Common Stock reserved for issuance upon the exercise of stock options granted or available for grant under the Plan; and (iii) an effective Registration Statement filed on Form S-8 (File No. 333-87028) filed with the Commission on April 26, 2002, covering an additional 500,000 shares of Common Stock reserved for issuance upon the exercise of stock options granted or available for grant under the Plan (collectively, the “Prior Registration Statements”).

Each of the Prior Registration Statements included a reoffer prospectus in accordance with General Instruction E of Form S-8.  In each case, in accordance with General Instruction C of Form S-8, a reoffer prospectus was included to allow affiliates to sell Control Securities, as defined in General Instruction C of Form S-8, without compliance with Rule 144.  Because we do not plan to use the reoffer prospectus with respect to the shares registered on this Registration Statement, it has not been updated and should not be deemed to be included in this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.           Incorporation Of Documents By Reference.

The contents of the Prior Registration Statements (in each case, apart from the reoffer prospectus, as applicable) are incorporated by reference herein.

Item 6.           Indemnification of Directors and Officers.

Our Certificate of Incorporation, as amended, provides that our directors shall not be personally liable to us or our shareholders for any monetary damages for breach of fiduciary duty as a director.  However, our Certificate of Incorporation, as amended, does not eliminate or limit the liability of our directors for: (i) any breach of the director’s duty of loyalty to us or our shareholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) any transaction from which the director derived an improper personal benefit.

In addition, our By-Laws provide that we shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the Registrant) by reason of the fact that that person is or was our director or officer, or is or was our director or officer serving at our request as a director or officer, employee, or agent of another corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by that person in connection with the action, suit, or proceeding if that person acted in good faith and in a manner that person reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that person’s conduct was unlawful.

With respect to actions, suits or proceedings by or in the right of the Registrant, our By-Laws provide that we shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the Registrant to procure a judgment in its favor by reason of the fact that that person is or was our director or officer, or is or was our director or officer serving at our request as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by that person in connection with the defense or settlement of the action or suit if that person acted in good faith and in a manner that person reasonably believed to be in or not opposed to our best interests; except that no indemnification shall be made in respect of any claim, issue or matter as to which that person shall have been adjudged to be liable to us unless and only to the extent that the Court of Chancery or the court in which the action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, that person is fairly and reasonably entitled to indemnity for those expenses which the Court of Chancery or such other court shall deem proper.

We shall only indemnify an officer or director (unless ordered by a court) to the extent authorized in the specific case upon a determination that indemnification of the director or officer is proper in the circumstances because the person has met the applicable standard of conduct described above.  This determination shall be made by (i) a majority vote of the directors who are not parties to the action, suit, or proceeding, even though less than a quorum, or (ii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (iii) by the stockholders.  To the extent, however, that one of our directors or officers has been successful on the merits or otherwise in defense of any action, suit, or proceeding described above, or in defense of any claim, issue, or matter therein, that person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by that person in connection therewith, without the necessity of authorization in the specific case.  If we do not authorize the indemnification of an officer or director in a specific case, that officer or director may apply to the Court of Chancery in the State of Delaware for indemnification to the extent otherwise permissible under our By-Laws.  The basis of such indemnification by a court shall be a determination by the court that indemnification of the director or officer is proper in the circumstances because such person has met the applicable standards of conduct set forth above.  Neither our contrary determination in the specific case nor the absence of any determination shall be a defense to such application or create a presumption that the director or officer seeking indemnification has not met any applicable standard of conduct.  If successful, in whole or in part, the director or officer seeking indemnification shall also be entitled to be paid the expense of prosecuting such application.

Our By-Laws further provide that we shall pay in advance of final disposition expenses incurred by a director or officer in defending any civil, criminal, administrative, or investigative action, suit, or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the advanced amount if it shall ultimately be determined that the person is not entitled to be indemnified by us.

The rights to indemnification and advancement of expenses described above shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the Certificate of Incorporation, any By-Law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in the person’s official capacity and as to action in another capacity while holding such office, it being our policy to indemnify the persons described above to the fullest extent permitted by law.  We are not, however, obligated to indemnify any director or officer in connection with a proceeding (or part thereof) initiated by that person unless the proceeding (or part thereof) was authorized or consented to by our Board of Directors, except in the case of director or officer applications to a court for indemnification as described above.

We may purchase and maintain insurance on behalf of any person who is or was our director or officer, or is or was our director or officer serving at our request as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise against any liability asserted against the person and incurred by the person in any such capacity, or arising out of the person’s status as such, whether or not we would have the power or the obligation to indemnify the person against such liability under our By-Laws.

We may also, to the extent authorized from time to time by our Board of Directors, provide rights to indemnification and to the advancement of expenses to our employees and agents similar to those conferred to our directors and officers as described above.

None of the provisions described above preclude our indemnification of any person we have the power or obligation to indemnify under the provisions of the General Corporation Law of the State of Delaware, or otherwise.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona, on August 3, 2005.

POORE BROTHERS, INC.
By:	/s/ Thomas W. Freeze
Thomas W. Freeze
President and Chief Executive Officer

Power of Attorney:  Each individual whose signature appears below hereby constitutes and appoints Thomas W. Freeze and Richard M. Finkbeiner, and each of them, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to act for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with any and all exhibits thereto, and other documents in connection therewith, with the SEC, granting said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Thomas W. Freeze	President, Chief Executive Officer and	August 3, 2005
Thomas W. Freeze	Director (Principal Executive Officer)

/s/ Richard M. Finkbeiner	Chief Financial Officer, Secretary and	August 3, 2005
Richard M. Finkbeiner	Treasurer (Principal Financial Officer and
Principal Accounting Officer)

/s/ Eric J. Kufel	Chairman	August 3, 2005
Eric J. Kufel

/s/ Mark S. Howells	Director	August 3, 2005
Mark S. Howells

/s/ Larry R. Polhill	Director	June 21, 2005
Larry R. Polhill

/s/ James W. Myers	Director	August 3, 2005
James W. Myers

/s/ F. Phillips Giltner, III	Director	June 15, 2005
F. Phillips Giltner, III

/s/ Shannon Bard	Director	June 15, 2005
Shannon Bard

INDEX TO EXHIBITS

Exhibit Number	Description of Exhibit
5.1	Opinion of Osborn Maledon, P.A.

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Osborn Maledon, P.A. (included in opinion filed as Exhibit 5.1)

24.1	Power of Attorney (contained on signature page hereof).